UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 6, 2017
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

27-01 Queens Plaza North, Long Island City, New York (Address of principal executive offices)	11101 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

JetBlue Airways Corporation (“JetBlue” or the “Company”) entered into an Amended and Restated Credit and Guaranty Agreement, dated as of April 6, 2017 (the “Amended and Restated Facility”). The Amended and Restated Facility is among JetBlue, as borrower, the subsidiaries of JetBlue party thereto from time to time, as guarantors, the lenders party thereto from time to time and Citibank, N.A., as administrative agent (the “Agent”).

The Amended and Restated Facility amends and restates the Credit and Guaranty Agreement, dated as of April 23, 2013, among JetBlue, as borrower, the subsidiaries of JetBlue party thereto from time to time, as guarantors, the lenders party thereto from time to time and the Agent, as amended (the “Existing Facility”), and among other things, (i) increases the lending commitments by $25 million, for total lending commitments of $425 million and (ii) establishes the maturity date for the $425 million lending commitments as April 6, 2021. JetBlue has not made any drawings under the Amended and Restated Facility as of the date of this report.

Borrowings under the Amended and Restated Facility bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR, plus a margin of 2.00% per annum, or another rate (at JetBlue’s election) based on certain market interest rates, plus a margin of 1.00% per annum, in each case with a floor of 0%.

The obligations of JetBlue under the Amended and Restated Facility are secured by liens on (i) certain take-off and landing rights of JetBlue at John F. Kennedy International Airport, LaGuardia Airport and Ronald Reagan Washington National Airport and (ii) certain eligible aircraft spare parts (the “Collateral”). Under the terms of the Amended and Restated Facility, JetBlue may also pledge cash and cash equivalents, aircraft, engines and flight simulators as collateral.

The Amended and Restated Facility, like the Existing Facility, includes affirmative and negative covenants that restrict the Company's ability to, among other things, dispose of Collateral or merge, consolidate or sell assets.

The Amended and Restated Facility requires the Company to maintain (i) unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Amended and Restated Facility) aggregating not less than $550 million and (ii) a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Amended and Restated Facility of not less than 1.0 to 1.0. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional collateral to secure its obligations under the Amended and Restated Facility or repay the loans under the Amended and Restated Facility by an amount necessary to maintain compliance with the collateral coverage ratio.

As with the Existing Facility, the Amended and Restated Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Amended and Restated Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to JetBlue, each lender under the Amended and Restated Facility has the right to require the Company to repay any loan that it has made under the Amended and Restated Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)

Date: April 10, 2017	By:	/s/ Alexander Chatkewitz
Alexander Chatkewitz Vice President, Controller and Chief Accounting Officer (principal accounting officer)